Exhibit 10.16

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made and entered into as of       , 2018 (the “Effective Date”), by and between Kiniksa Pharmaceuticals Corp., a Delaware corporation (the “Company”), and Thomas W. Beetham (the “Employee”).

WHEREAS, the operations of the Company and its Affiliates (as defined below) are a complex matter requiring direction and leadership in a variety of arenas;

WHEREAS, the Employee is currently serving as the Company’s Executive Vice President, Chief Legal Officer and Corporate Development and possesses certain experience and expertise that qualify Employee to provide the direction and leadership required by the Company and its Affiliates;

WHEREAS, the Company and the Employee are party to an Employment Agreement dated as of November 1, 2016 (the “Original Agreement”); and

WHEREAS, the Company and the Employee wish to amend and restate the Original Agreement in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the Company and Employee hereby agree:

1.                                      Definitions.  Words or phrases that are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a)                                 “Affiliates” shall mean all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, contract or equity interest.

(b)                                 “Cause” shall mean:

(i)                                     The Employee’s gross negligence or willful misconduct in performance of Employee’s duties to the Company, where such gross negligence or willful misconduct has resulted in or reasonably could result in material damage to the Company or any of its Affiliates or successors; or

(ii)                                  The Employee’s commission of any act of fraud, embezzlement or professional dishonesty with respect to the business of the Company or any of its Affiliates; or

(iii)                               The Employee’s commission of a felony or crime involving moral turpitude; or

(iv)                              The Employee’s material breach of any provision of this Agreement or any other written agreement between Employee and the Company; or

(v)                                 The Employee’s failure to comply with lawful directives of the Company, which has caused or which reasonably could cause damage to the Company or any of its Affiliates or successors.

EVP (Founder)

(c)                                  “Change in Control” shall mean:

(i)                                     a sale of all or substantially all of the Parent’s assets; or

(ii)                                  any merger, consolidation or other business combination transaction of the Parent with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital shares of the Parent outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Parent (or the surviving entity) outstanding immediately after such transaction; or

(iii)                               the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital shares of the Parent.  Notwithstanding the foregoing, a Change in Control shall not be deemed to occur:

(A)                               on account of the acquisition of shares of voting capital stock by any institutional investor or any affiliate thereof or any other person, or persons acting as a group, that acquires the Parent’s shares of voting capital shares in a transaction or series of related transactions that are primarily a private financing transaction for the Parent, or

(B)                               solely because the level of ownership held by any institutional investor or any affiliate thereof or any other person, or persons acting as a group (the “Subject Person”), exceeds the designated percentage threshold of the outstanding voting capital shares as a result of a repurchase or other acquisition of voting capital shares by the Parent reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition voting capital shares by the Parent, and after such share acquisition, the Subject Person becomes the owner of any additional voting capital shares that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting capital shares owned by such Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur.

(d)                                 “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(e)                                  “Employee Benefit Plan” shall have the meaning ascribed to such term in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(f)                                   “Founder Invention and Non-Disclosure Agreement” shall mean the Founder Invention and Non-Disclosure Agreement between the Employee and Company dated as of September 18, 2015.

(g)                                  “Founder Non-Competition and Non-Solicitation Agreement” shall mean the Founder Non-Competition and Non-Solicitation Agreement between the Employee and Company dated as of September 18, 2015.

(h)                                 “Good Reason” shall mean any of the following, occurring without the Employee’s written consent:

(i)                                     a demotion of the Employee to a position with responsibilities substantially less than the Employee’s prior position; provided that, a change in title, reporting relationships and/or responsibilities of the Employee could, but do not necessarily in and of themselves, individually or in the aggregate, constitute a demotion for purposes of this Section 1(h)(i); and in all instances, the determination of whether a demotion has occurred shall be made by the Company in good faith; or

(ii)                                  a requirement that the Employee relocate Employee’s primary reporting location to a location more than fifty (50) miles from the location of the Company’s current offices in Lexington, Massachusetts as of the Effective Date; or

(iii)                               a reduction of more than five percent (5%) of Employee’s Base Salary, other than in connection with a reduction of similar magnitude to the base salaries of employees who are similarly situated to Employee; or

(iv)                              any failure by the Company to comply with any of the provisions of Section 4(a), 4(b), 4(c) or 4(d) hereof, other than insubstantial or inadvertent failures not in bad faith that are remedied by the Company promptly after receipt of notice thereof given by the Employee; or

(v)                                 a breach by the Company of this Agreement.

(i)                                     “Parent” shall mean the Company’s parent entity, Kiniksa Pharmaceuticals, Ltd., a Bermuda exempted company.

(j)                                    “Parent Board” shall mean the board of directors of the Parent.

(k)                                 “Person” shall mean an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

2.                                      Acceptance and Term.  Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Employee hereby accepts, continuing employment on an at-will basis.  Subject to earlier termination as hereinafter provided, the Employee’s employment shall continue until terminated pursuant to Section 5 hereof (the “Term”).

3.                                      Position, Duties and Responsibilities.

(a)                                 During the Term, the Employee shall initially serve the Company as its Executive Vice President, Chief Legal Officer and Corporate Development, and shall initially report to the Chief Executive Officer of the Company.  During the Term, the Employee shall be employed by the Company on a full-time basis and shall perform the duties and responsibilities of Employee’s position.

(b)                                 During the Term, the Employee shall devote Employee’s full business time and Employee’s best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of Employee’s duties and responsibilities hereunder.  During the Term, the Employee shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position unless Employee first has obtained consent from the Chief Executive Officer of the Company.

(c)                                  Immediately upon termination of Employee’s employment with the Company for any reason, Employee will be deemed to resign any and all positions held by Employee, whether as an officer or director of the Company, the Parent or any Affiliate of the Company, or as a member of any committees thereof.

4.                                      Compensation and Benefits.  As compensation for all services performed by the Employee during the Term and subject to the Employee’s performance of Employee’s duties and obligations to the Company and its Affiliates, pursuant to this Agreement or otherwise, the Company shall provide the Employee with the following compensation and benefits:

(a)                                 Base Salary.  The Company shall pay the Employee an annual base salary of $375,000, payable in accordance with the Company’s standard payroll practices and procedures and subject to change from time-to-time in the Company’s sole discretion (such base salary, as from time-to-time changed, the “Base Salary”).

(b)                                 Discretionary Bonus Compensation.  During the Term, the Employee shall be eligible to receive an annual cash bonus (“Discretionary Annual Bonus”) with an initial target level of 35% of Employee’s Base Salary (the “Target Bonus”). The applicable performance goals shall be determined by the Company as soon as practicable at the beginning of each calendar year.  The actual Discretionary Annual Bonus for each calendar year, if any, shall be determined in the sole and absolute discretion of the Company and shall be paid to Employee no later than March 15th of the calendar year immediately following the calendar year in which it was earned. For the avoidance of doubt, the Company reserves the right to not pay any Discretionary Annual Bonuses even if all performance goals are achieved or exceeded.

(c)                                  Vacation.  During the Term, the Employee shall be entitled to earn vacation at the rate of four (4) weeks per year, to be taken at such times and intervals as shall be determined by the Employee, subject to the reasonable business needs of the Company.  Vacation shall otherwise be governed by the policies of the Company, as in effect from time-to-time.

(d)                                 Other Benefits.  During the Term, the Employee shall be entitled to participate, to the extent eligible, in any and all Employee Benefit Plans from time-to-time in effect for employees of the Company generally, except to the extent any such Employee Benefit Plan is in a category of benefit otherwise provided to the Employee under this Agreement (e.g., a severance pay plan).  Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies.  The Company may alter, modify, add to or discontinue its Employee Benefit Plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Employee.

(e)                                  Business Expenses.  The Company shall pay or reimburse the Employee for all reasonable business expenses incurred or paid by the Employee in the performance of Employee’s duties and responsibilities hereunder, subject to reasonable substantiation and documentation and the Company’s standard expense reimbursement policies and procedures.

5.                                      Termination of Employment and Severance Benefits.  The Employee’s employment with the Company shall terminate under the following circumstances:

(a)                                 Death.  In the event of the Employee’s death, the Employee’s employment hereunder shall immediately and automatically terminate.

(b)                                 Disability.

(i)                                     The Company may terminate the Employee’s employment hereunder, upon notice to the Employee, in the event that the Employee becomes disabled during Employee’s employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of Employee’s duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for ninety (90) consecutive days.

(ii)                                  The Parent Board may designate another employee to act in the Employee’s place during any period of the Employee’s disability.  Notwithstanding any such designation, the Employee shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(d), to the extent permitted by the then-current terms of the applicable benefit plans, until the Employee becomes eligible for disability income benefits under any disability income plan or until the termination of Employee’s employment, whichever shall first occur.

(iii)                               While receiving disability income payments under any disability income plan, the Employee shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in Company benefit plans in accordance with Section 4(d) and the terms of such plans, until the termination of Employee’s employment.

(c)                                  By the Company for Cause.  The Company may terminate the Employee’s employment hereunder for Cause at any time upon written notice to the Employee setting forth in reasonable detail the nature of such Cause.

(d)                                 By the Company Other than for Cause.  The Company may terminate the Employee’s employment hereunder other than for Cause at any time upon written notice to the Employee.

(e)                                  By the Employee for Good Reason.  The Employee may terminate Employee’s employment hereunder for Good Reason (i) by providing notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason no later than thirty (30) days following the occurrence of that condition; (ii) by providing the Company a period of thirty (30) days to remedy the condition and so specifying in the notice; and (iii) by terminating Employee’s employment for Good Reason within thirty (30) days following the expiration of the period to remedy if the Company fails to remedy the situation.

(f)                                   By the Employee Other than for Good Reason.  The Employee may terminate Employee’s employment hereunder at any time upon forty-five (45) days’ notice to the Company.  In the event of termination of the Employee pursuant to this Section 5(f), the Company may elect to waive the period of notice, or any portion thereof.

6.                                      Severance Payments and Other Matters Related to Separation from Service.

(a)                                 Final Compensation.  Following the termination of the Employee’s employment for any reason, the Company shall pay to the Employee:  (i) any Base Salary earned but not paid during the final payroll period of the Employee’s employment through the date of termination, (ii) pay for any vacation time earned but not used through the date of termination, (iii) any unpaid Discretionary Annual Bonus due to Employee for the calendar year prior to the year in which the termination occurs, and (iv) any business expenses incurred by the Employee but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within thirty (30) days of termination and that such expenses are reimbursable under Company policy (all of the foregoing, “Final Compensation”).  Any Base Salary and any earned, unused vacation time shall be paid to the Employee at the time required by law, but not later than the Company’s next regular pay date following the date of termination.  Any reimbursable business expenses shall be paid within sixty (60) days following the date that the Employee submits such expenses to the Company.  Other than as expressly provided in Section 6(b), the Company shall have no further obligation to the Employee hereunder.

(b)                                 Severance.  In the event the Employee’s employment terminates pursuant to Section 5(a), 5(b), 5(d) or 5(e) of this Agreement, in addition to Final Compensation, (i) the vesting of all unvested equity awards of Parent or its Affiliates that vest solely based on the passage of time then held by Employee (including, without limitation, restricted stock, restricted stock units, stock options or other equity-based awards, whether granted to or held by Employee either before or after the date of this Agreement) shall accelerate by twelve (12) months (for the avoidance of doubt, with any equity awards that vest in whole or in part based on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement); and (ii) the Company shall pay the Employee (A) a lump sum equal to the Base Salary (such payment, the “Severance Payment”), (B) the Post-Termination Bonus (as defined below) and (C) an additional one-time bonus of $16,500 (such payment, the “One-Time Bonus”).  Subject to Sections 6(d) and 7(a) of this Agreement (x) the Severance Payment and the One-Time Bonus shall be paid by the sixtieth (60th) day following the date of termination and (y) the Post-Termination Bonus shall be paid at or around the time that annual bonuses are paid to other similarly situated employees of the Company, but in no event later than March 15 of the year following the year in which the Separation from Service occurs; provided that if the termination occurs during the twelve (12) month period following a Change in Control, (i) the Post-Termination Bonus shall be paid by the sixtieth (60th) day following the date of termination and (ii) notwithstanding the provisions of the Parent’s 2018 Incentive Award Plan, the Parent’s 2015 Equity Incentive Plan or any other equity plan, the Employee shall be immediately 100% fully vested in all unvested equity awards of Parent or its Affiliates that vest solely based on the passage of time (including, without limitation, restricted stock, restricted stock units, stock options or other equity-based awards, whether granted to or held by Employee either before or after the date of this Agreement, and for the avoidance of doubt, with any equity awards that vest in whole or in part based on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement).

(c)                                  Post-Termination Bonus.  For the purposes of this Agreement, the “Post-Termination Bonus” shall be a pro-rata share of the Target Bonus for the calendar year in which the termination occurs; provided that if the termination occurs in the twelve (12) month period following a Change in Control, the Post-Termination Bonus shall be equal to the Target Bonus for the calendar year in which such termination occurs.

(d)                                 Release of Claims.  The Employee’s right to receive the payments and benefits set forth in Section 6(b) is conditioned on the Employee’s signing and returning to the Company (and not revoking) a general release of claims in the form provided by the Company at the time the Employee’s employment is terminated (the “Employee Release”).  The Employee must sign and return the Employee Release, if at all, by the deadline specified therein, which deadline shall in no event be later than the sixtieth (60th) calendar day following the termination date.  The Employee Release shall take effect on the expiration of any revocation period specified therein.

(e)                                  Effect of Termination.  Payment by the Company of Final Compensation and the payments and benefits set forth in Section 6(b) shall constitute the sole obligations of the Company in connection with the termination of the Employee’s employment hereunder.  Except for any right of the Employee to continue medical and dental plan participation in accordance with applicable law, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Employee’s employment without regard to any of the payments set forth in Section 6(b).

(f)                                   Survival.  Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Employee under Section 8 hereof.  The obligation of the Company to make, and the right of the Employee to retain, any payments or benefits set forth in Section 6(b) is expressly conditioned upon the Employee’s continued full performance of obligations under Section 8, the Founder Invention and Non-Disclosure Agreement, and the Founder Non-Solicitation and Non-Competition Agreement.

7.                                      Timing of Payments and Section 409A.

(a)                                 Notwithstanding anything to the contrary in this Agreement, if at the time of the Employee’s termination of employment, the Employee is a Specified Employee (as defined below), such amounts that may be subject to the Specified Employee rules set forth at (a)(2)(B)(i) of Section 409A of the Code (“Section 409A”) and payable under Section 6 on account of such Separation from Service (as defined below) that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period.

(b)                                 For purposes of this Agreement, “Separation from Service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A, and the term “Specified Employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.

(c)                                  Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d)                                 The Employee’s right to reimbursement for business expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for reimbursement during any calendar year shall not affect the expenses eligible for reimbursement in any other taxable year, (ii) reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement is not subject to liquidation or exchange for any other benefit.

(e)                                  In no event shall the Company have any liability relating to any payment or benefit under this Agreement failing to comply with, or be exempt from, the requirements of Section 409A.

8.                                      Confidentiality; Cooperation

(a)                                 Confidentiality and Other Covenants. As a condition of Employee’s employment with the Company, the Employee has executed the Founder Invention and Non-Disclosure Agreement  and the Founder Invention and Non-Disclosure Agreement, both of which the Company and Employee acknowledge and agree shall be considered separate contracts. In addition, Employee represents and warrants that Employee shall be able to and will continue to perform the duties of Employee’s position without utilizing any material confidential and/or proprietary information that Employee may have obtained in connection with employment with any prior employer, and that Employee shall not (i) disclose any such information to the Company, or (ii) induce any Company employee to use any such information, in either case in violation of any confidentiality obligation, whether by agreement, by operation of law or otherwise.

(b)                                 Litigation and Regulatory Cooperation. During and after Employee’s employment, Employee shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Company employed Employee; provided that, the Employee will not have an obligation under this paragraph with respect to any claim that the Employee has filed directly against the Company or related persons or entities. The Employee’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Employee’s employment, Employee also shall reasonably cooperate with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Company, provided Employee will not have any obligation under this paragraph with respect to any claim that Employee has filed directly against the Company or related persons or entities. The Company shall reimburse Employee for any reasonable out-of-pocket expenses incurred in connection with Employee’s performance of obligations pursuant to this Section 8(b).

9.                                      Section 280G; Limitations on Payment

(a)                                 If any payment or benefit Employee shall or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Employee.  If more than one method of reduction shall result in the same economic benefit, the items so reduced shall be reduced pro rata (the “Pro Rata Reduction Method”).

(b)                                 Notwithstanding any provision of Section 9(a) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows:  (i) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Employee as determined on an after-tax basis; (ii) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (iii) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c)                                  Unless Employee and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 9.  The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.  The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Employee and the Company within fifteen (15) calendar days after the date on which Employee’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Employee or the Company) or such other time as requested by Employee or the Company.

(d)                                 If Employee receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 9(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Employee agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 9(a)) so that no portion of the remaining Payment is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 9(a), Employee shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

(e)                                  Notwithstanding anything contained herein to the contrary, the requirements of this Section 9 shall apply only to the extent the Company has completed an “initial public offering” which results in the Company’s stock being publicly traded on an applicable public exchange.

10.                               Indemnification.  The Company shall indemnify the Employee to the extent provided in its then current Certificate of Incorporation or By-Laws.  The Employee agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of Employee’s employment with the Company.  The parties acknowledge that the Employee is also indemnified by the Parent to the extent set forth in the Indemnification Agreement between the Parent and Employee dated December 16, 2015.

11.                               Withholding.  All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

12.                               Assignment.

(a)                                 Neither the Company nor the Employee may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Employee in the event that (i) the Employee is transferred to a position with any of the Affiliates or (ii) the Company shall hereafter effect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person.  This Agreement shall inure to the benefit of and be binding upon the Company and the Employee, their respective successors, executors, administrators, heirs and permitted assigns.

(b)                                 The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

13.                               Severability.  If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

14.                               Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.                               Notices.  Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Employee at Employee’s last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Compensation Committee of the Parent Board with a copy to the attention of the Chief Legal Officer, or to such other address as either party may specify by notice to the other actually received. Any notice so addressed shall be deemed to be given or received (a) if delivered by hand, on the date of such delivery, (b) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (c) if mailed by registered or certified mail, on the third business day after the date of such mailing.

16.                               Entire Agreement.  This Agreement, together with the Founder Invention and Non-Disclosure Agreement and the Founder Non-Solicitation and Non-Competition Agreement, constitute the entire understanding and agreement of the Company and the Employee regarding the terms and conditions of Employee’s employment with the Company. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the Company and the Employee (including any offer letter given to Employee) relating to the subject matter of this Agreement, including (without limitation) the Original Agreement.  Notwithstanding the foregoing, the Company and the Employee acknowledge that the Employee holds restricted stock of the Parent subject to a Restricted Stock Agreement and that options and other equity awards have been and, subject to the discretion and approval of the Parent Board, may be granted to Employee under and pursuant to the Parent’s 2015 Equity Incentive Plan and any amendments thereto, as well as additional grants under the Parent’s 2018 Incentive Award Plan or any additional equity plans of the Parent or its Affiliates, and the award agreements related to such plans (collectively, the “Awards”); and to the extent that the terms of this Agreement (including without limitation, Section 6(b)) accelerate the vesting of any such Awards, then the terms of this Agreement are intended to be in addition to the vesting provisions of such Awards and are not intended to diminish any vesting rights contained in such Awards.

17.          Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Employee and by an expressly authorized representative of the Company.

18.          Headings.  The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

19.          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

20.          Governing Law.  This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.  The Company and Employee agree that any dispute concerning this Agreement shall be heard exclusively by a court of competent jurisdiction within the Commonwealth of Massachusetts.  By signing below, Employee acknowledges that Employee is subject to the personal jurisdiction of the Massachusetts courts in any county where the Company has operations or facilities.  The Employee and Company  further agree that any such dispute shall be tried by a judge alone, and they hereby waive and forever renounce the right to a trial before a civil jury in any such dispute.

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Employee, as of the date first above written.

EMPLOYEE	KINIKSA PHARMACEUTICALS CORP.

By:
Name: Thomas W. Beetham	Name:	Sanj K. Patel
	Title:	Chief Executive Officer